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Cambridge Bancorp

2019 Long-Term Incentive Plan Summary

Eligibility

The senior executives of the organization are eligible to participate in the long-term incentive plan as determined by the compensation committee.

LTIP Overview

The long-term incentive plan (“LTIP”) is based on a target long term incentive dollar value to be issued as 25% time-based restricted stock units (RSUs) and 75% performance-vested restricted stock units (RSUs) award.  The 25% time-based RSU will vest ratably over a period of three years. The 75% performance based RSUs will vest based on the Company’s 3-year performance against the predefined metrics.  If the performance metrics exceed target, additional RSUs will be awarded.  If the performance metrics are not satisfied at target, some or all of the RSUs will be lost.  If the performance metrics are satisfied at target, no further adjustment will be made to the RSUs.

The RSU award will be made promptly after the Compensation Committee approves the LTIP opportunity ranges, peer group index and performance metrics applicable for the current year’s LTIP program.

Determination of LTIP Target Opportunity

The LTIP target opportunity for the executives is determined based on a recommendation to the Compensation Committee by an independent executive compensation consultant.  Typically, the LTIP target opportunity is communicated to each employee during the first quarter of the year.  For 2019, the targets have been expressed in dollar values as shown in the table below.

The RSUs will be issued under the Cambridge Bancorp 2017 Equity and Cash Incentive Plan.  The dollar value will be converted to RSUs by dividing the dollar value by the NASDAQ closing price of the stock on the date of issue as approved by the Compensation Committee. Fractional unit shall be rounded up to the nearest whole unit.

Time-Vested RSUs

Time-Vested Restricted Stock Units will vest ratably over a period of three years (i.e. a portion of the time based award vest each year during the service period).  While unvested, these shares will have no voting rights nor be eligible to receive dividend payments.  Dividend payments will be accrued over the vesting period and paid when the shares become vested.

Performance Based RSUs

Performance-Based RSUs are designed to reward future performance and align management’s interests with those of shareholders through the achievement of predefined performance criteria.  The awards are measured over a 3-year performance period that begins as of January 1 of the year in which the RSUs are granted (the “Performance Period”).  The achievement of the performance criteria is based on two factors 1.    Cambridge Bancorp’s 3-year average return on assets (“ROA”) and 2. Cambridge Bancorp’s 3-year average diluted earnings per share (“EPS”) growth.  These measures are equally weighted and the extent to which the threshold, target or stretch opportunity is achieved is relative to a peer group index selected by the Compensation Committee prior to the RSU award being issued.

Cambridge Bancorp

2019 Long-Term Incentive Plan Summary

Determination of Performance-Based RSU Payout

The final RSU payout will be determined following the end of the Performance Period based on Cambridge Bancorp’s actual performance of each of the performance metrics as compared to the peer group index.  The size of the final RSU payout can range from loss of all of the RSUs (if the threshold target for neither performance measure is achieved) to 200% of the original RSU award, based upon actual performance for each metric.  RSUs will settle by delivery of the calculated number of shares of Cambridge Bancorp stock that corresponds to the final number of vested RSUs.  This determination is generally made by the Compensation Committee during the second quarter of the year following the end of the Performance Period.

The settlement of RSUs will result in compensation income and is subject to applicable tax reporting and withholding.

Assuming no change in the value of the stock price, the value of the potential RSU payout ranges from 0% of target (threshold) to 200% of target (stretch).  Results in between the threshold and stretch goals will be interpolated.

While unvested, these shares will have no voting rights nor be eligible to receive dividend payments.  Dividend payments will be accrued over the vesting period and paid when the shares become vested.

^ If threshold goals are not satisfied or are only satisfied at threshold (25%)  no LTIP opportunity is available and all RSUs will be forfeited.

^^ If the stretch goal is satisfied, the final RSU payout will be 200% of target (e.g. 200% x 100,000 = $200,000.  In no event will the final RSU payout exceed 200% of the target percentage.

Performance Metrics

The table below summarizes the measurement and payout ranges for the LTIP program.  Performance falling in between the ranges will be calculated based on interpolation.

Performance is measured relative to a peer group index as approved by the compensation committee, which will be defined in the Restricted Stock Unit Agreement, but generally consists of publicly traded commercial banks located in the Northeast with assets between $500 million and $5 billion.

Each of the 2 performance measures – the 3-year average ROA and the 3-year average diluted EPS growth – will be equally weighted, so that each will account for 50% of the performance used to determine payout.  In addition, the threshold level of performance must be met on at least one metric in order to receive any payout.

Note:  The final number of vested RSUs is calculated on the basis of each individual metric, and then averaged to calculate the final payout.  Any resulting fractional share that would be issued on settlement of a vested RSU will be round up to the nearest whole share.

Cambridge Bancorp

2019 Long-Term Incentive Plan Summary

	Threshold	Target	Stretch
Relative 3-year average ROA and 3-year average diluted EPS growth	25th percentile	50th percentile	90th percentile
Payout	0% of award	100% of award	200% of award

Termination of Employment During Performance Period

Except as provided below, if a participant’s employment is terminated prior to the end of the Performance Period related to an RSU award, the RSU award will be forfeited.

Special rule in the case of death or disability:  If an employee terminates employment as a result of death or disability during the Performance Period, his or her RSU award will be deemed to have satisfied the performance metrics at target.  The RSU award will immediately vest and settle in shares of Cambridge Bancorp stock.  If death occurs following the end of the Performance Period but before final settlement of the RSU, the employee’s estate will be entitled to any applicable payout.

Effective with respect to RSUs issued and outstanding on or after November 15, 2018:  In the event an employee terminates employment for reason of retirement (as defined in the Restricted Stock Unit Agreement) or involuntary termination for any reason other than “cause” (or death or disability), he or she will remain entitled to a pro-rata portion of the target RSU award, based on full months of service during the Performance Period.  The balance of the RSUs shall be forfeited.  The remaining RSU award will remain subject to the satisfaction of the applicable performance criteria.  To the extent the performance criteria are satisfied, a final number of RSUs will vest and be paid out based on the application of the performance criteria to the employee’s pro-rated RSU award.

In the case of death or disability all outstanding RSUs will become fully vested as of the date of death or disability.

Change in Control

In the event of a Change in Control (as defined in the Restricted Stock Unit Agreement) prior to the end of the Performance Period, the number of RSUs that shall be deemed vested (in no event greater than 200% of target) shall be determined by the Compensation Committee in its discretion.  If any RSU award is deemed vested by the Compensation Committee, the award shall be immediately settled in shares of Cambridge Bancorp stock upon the closing of the Change in Control transaction.

Illustration 1:  Achievement of Performance Metrics at Target

Executive: Executive ABase Salary: $225,000Target LTI: $100,000

Target LTIP Opportunity: $100,000

Assumed Stock Price: $80.00

Initial RSU Award (rounded up to the nearest share): 1,250 shares ($100,000/$80.00)

Cambridge Bancorp

2019 Long-Term Incentive Plan Summary

Assuming that each of the 3-year average ROA and 3-year average diluted EPS growth were at the 50th percentile (target) and using the table above, the RSU payout is 100% of the target award.  Therefore, the 1,250 RSUs will vest and settle by delivery of 1,250 shares (1,250 RSUs x 100% payout) of Cambridge Bancorp stock.

Conclusion:  The total number of RSUs received as a result of meeting the performance metrics was 1,250.  Assuming no stock price movement, the total value of this award is $100,000, which reflects 100% of the initial LTIP opportunity (adjusted for rounding).  Assuming that the price of our stock had instead appreciated to $85.00/share, the total value of this award is $106,250, which reflects 100% of the initial LTIP opportunity of $100,000 (adjusted for rounding) plus stock price appreciation.

Illustration 2:  Achievement of Performance Metrics at Threshold

Executive: Executive BBase Salary: $225,000Target LTI: $100,000

Target LTIP Opportunity: $100,000

Assumed Stock Price: $80.00

Initial RSU Award (rounded up to the nearest share): 1,250 RSUs ($100,000/$80.00)

Assuming that each of the 3-year average ROA and 3-year average diluted EPS growth were at the 25th percentile (threshold) and using the table above, the RSU payout is 0% of the target award.  Therefore, all RSUs would be forfeited.

Illustration 3:  Achievement of Performance Metrics at Target;  Involuntary Termination “Not for Cause” or Retirement after 27 Months

Executive: Executive CBase Salary: $225,000Target LTI: $100,000

Target LTIP Opportunity: $100,000

Assumed Stock Price: $80.00

Initial RSU Award (rounded up to the nearest share): 1,250 shares

Partial Forfeiture for Termination:  As applied to the initial 1,250 RSU award, 27 months of completed service divided by 36 month performance period results in an adjusted RSU award of 75% of the original (27/36); the balance of the initial RSU award (25%) is forfeited.  Therefore, this former employee remains the holder of 937.5  (rounded to 938) RSUs.

Assuming that each of the 3-year average ROA and 3-year average diluted EPS growth were at the 50th percentile (target) and using the table above, the RSU payout is 100% of the adjusted RSU award.  Therefore, 938 RSUs will vest and settle by delivery of 938 shares (938 RSUs x 100% payout) of Cambridge Bancorp stock.

Conclusion:  100% of the initial RSUs are available as a result of meeting the target performance metrics.  But due to the employee’s termination, he or she is eligible for only 75% of the initial RSU award (1,250 RSUs x 75%).  Assuming no movement in our stock price, the total value of this award is $75,040 (938 RSUs x $80/share), even though the employee has terminated employment.

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